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                                                                    EXHIBIT 16.1

                        [Arthur Andersen LLP Letterhead]




June 18, 2002







Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner and manager on the audits of the financial statements of this registrant for the two most recent fiscal years. Those individuals are no longer with Arthur Andersen LLP. We have read the first four paragraphs of Item 4 included in the Form 8-K dated June 18, 2002, of Echostar DBS Corporation to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP

cc: Michael R. McDonnell
    Senior Vice President and Chief Financial Officer
    Echostar DBS Corporation